                                               Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-89604


PROSPECTUS SUPPLEMENT NO. 13
(TO PROSPECTUS DATED AUGUST 29, 2002)

[PRIDE INTERNATIONAL INC. LOGO]

                                  $300,000,000
                    2 1/2% Convertible Senior Notes Due 2007
                                      and
               Common Stock Issuable Upon Conversion of the Notes

         This document supplements our prospectus dated August 29, 2002, as supplemented to date (the "prospectus"), relating to $300,000,000 aggregate principal amount of our 2 1/2% Convertible Senior Notes Due 2007 and the common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the accompanying prospectus, which is to be delivered by selling securityholders to prospective purchasers along with this prospectus supplement. The information in the following table supplements the information under the caption "Selling Security Holders" in the prospectus.

                                                  PRINCIPAL AMOUNT OF                  NUMBER OF SHARES
                                                   NOTES BENEFICIALLY   PERCENTAGE OF   OF COMMON STOCK    PERCENTAGE OF
                                                     OWNED THAT MAY        NOTES             THAT           COMMON STOCK
                                                                                -
NAME                                                    BE SOLD          OUTSTANDING      MAY BE SOLD     OUTSTANDING (1)
----                                                    -------          -----------      -----------     ---------------
Penn High Yield Fund, L.P. (2)..............           $  120,000             *                7,268             *

---------------------------
 *      Less than 1%
(1) Calculated using 152,376,713 shares of common stock outstanding as of May 12, 2003. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of the notes currently outstanding.
(2) Represents the aggregate principal amount of transfer restricted notes held as of the date of this prospectus supplement by Penn High Yield Fund, L.P. The fund purchased an additional $5,000 and $30,000 of transfer restricted notes on February 3, 2003 and March 13, 2003, respectively, and has sold a total of $35,000 principal amount of the notes pursuant to the prospectus.

         INVESTING IN THE NOTES AND THE COMMON STOCK ISSUABLE UPON THEIR CONVERSION INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE ACCOMPANYING PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this prospectus supplement is July 29, 2003.